Exhibit 4.2

INDEMNIFICATION AGREEMENT

This Indemnification Agreement ("Agreement") is effective as of December 22, 2011, by and between Alvarion Ltd., a company incorporated under the laws of the State of Israel, with its principal offices at 21A Habarzel St. Tel Aviv, 69710 (the "Company"), and _____________ ("Indemnitee"), residing at the address set forth beneath Indemnitee's signature to this Agreement.

Whereas, the Company and Indemnitee recognize the difficulty in obtaining full and adequate liability insurance for directors and other office holders, as such term is defined in the Israeli Companies Law, 1999 (collectively “Office Holders”), the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance;

Whereas, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting Office Holders to expensive litigation risks at the same time as the availability and coverage of liability insurance have been severely limited;

Whereas, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and, in part, in order to induce Indemnitee to continue to provide services to the Company, wishes to provide for the indemnification and advancement of expense to Indemnitee and to exempt Indemnitee from liability to the Company, all of the foregoing to the maximum extent permitted by law; and

Whereas, in view of the considerations set forth above, the Company desires that Indemnitee shall be indemnified and exempted by the Company, all as set forth herein; and

Whereas the Company has received, prior to the signing hereof, the approval of the Company’s audit committee, Board of Directors and the General Assembly of the shareholders, in accordance with the provisions of the Companies Law, 1999, for entering into this Agreement.

Now, therefore, the Company and Indemnitee hereby agree as follows:

1.	Indemnification.

a.
Indemnification of Expenses. The Company shall indemnify Indemnitee, subject to, and to the fullest extent permitted by, law and subject to the limitations set forth in paragraphs 1(b) and (c) in his capacity as Office Holder of the Company against any and all expenses, including attorneys' fees and all other costs, expenses and obligations reasonably incurred in connection with investigating, defending, being a witness or in participating in (including on appeal), or preparing to defend, or be a litigant in, any such action, suit, proceeding (including administrative proceeding), alternative dispute resolution mechanism, hearing, inquiry or investigation, judgments, and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld, and further provided that such settlement is confirmed by court decision), and which arise out of or in connection with any of the following: (i) a financial liability  imposed on Indemnitee or in Indemnitee’s favor of another person by a court, including a settlement, judgment or an arbitrator's award approved by a court and (ii) reasonable costs of litigation, including attorney’s fees, expended by an Indemnitee as a result of an investigation or proceeding instituted against the Indemnitee by a competent authority, provided that such investigation or proceeding was concluded without the filing of an indictment against the Indemnitee or the imposition of any financial liability in lieu of criminal proceedings, or was concluded without the filing of an indictment against the Indemnitee and a financial liability was imposed on the Office Holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of mens rea, and as further set forth in the Companies Law; (iii) for reasonable litigation expenses, including attorneys' fees, expended by an Indemnitee or charged to him or her by a court, in a proceeding filed against him or her by the Company or on its behalf or by another person, or in a criminal charge from which he or she was acquitted, or in a criminal charge of which he was convicted of a crime which does not require a finding of criminal intent; and (iv) a financial obligation imposed upon the Indemnitee and reasonable litigation expenses, including attorney fees, expended by the Indemnitee as a result of an administrative proceeding instituted against the Indemnitee to the fullest extent permitted by applicable law. Without derogating from the generality of the foregoing, such obligation or expense will include a payment which the Indemnitee is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 5728-1968 (the "Securities Law"), and expenses that the Indemnitee incurs in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees. (collectively all of the above referred to as a “Claim”) (collectively, hereinafter "Expenses"), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, provided that: (i) in respect of any specific Indemnifiable Event, the Expenses for which Indemnitee may be indemnified hereunder will not exceed, individually or in the aggregate, the Limit Amount (as defined below); and (ii) in respect of all Indemnifiable Events the Expenses for which Indemnitee may be indemnified hereunder will not exceed, in the aggregate, the amount of $8,000,000. Such payments of Expenses shall be made by the Company as soon as practicable but in any event no later than twenty (20) days after written demand by Indemnitee therefor is presented to the Company.

b.
Indemnifiable Event; Limit Amounts. For the purpose of this Agreement, an Indemnifiable Event shall mean any event or occurrence falling, all or in part, within any one or more of the categories set forth in Exhibit A to this Agreement and related to the fact that Indemnitee is or was an Office Holder of the Company, including any occurance as aforesaid related  to the Office Holder serving or having served, at the request of the Company, as an employee, consultant, Office Holder or agent of any subsidiary of the Company (regardless of whether it was a subsidiary of the Company at the time of the event giving rise to Claim), or any other corporation or partnership (any such other corporation or partnership an “affiliate”), by reason of any action or inaction on the part of Indemnitee while serving in such capacity. The Limit Amount shall be as set forth in section 1(a) above for each Director and Office Holder, limited by the said in Exhibit A for all Directors and Office Holders. The Indemnification provided herein shall not be subject to the foregoing limits, if and to the extent such limits are no longer required by Israeli law, provided they are amended as set forth herein and in accordance with Israeli law, then in effect. Without derogating from the foregoing, the Company hereby undertakes to employ its reasonable best efforts so that any subsidiary or affliate thereof shall (in addition to the Company’s undertakings hereunder) undertake to idemnify the Indemnitee, under substantialy the same terms provided hereunder, in connection with an occurence included in Annex A hereof, related to the Indemnitee being an Office Holder of such subsidiary or affliate, in an amount no less than the applicable Limit Amount for such an occurence hereunder, provided that the total indemnification amount actually received by the Indemnitee shall not exceed the sum the Indemnitee would have been entitled to get had the Indemnitee been indemnified solely by the Company under the terms of this Agreement.

c.
Agreement is Subject to Applicable Law and Articles of Association. Notwithstanding the foregoing: (i) the obligations of the Company under Section 1(a) shall be subject to the  provisions of applicable law and the Company’s Articles of Association applicable to idemnification of the Indemnitee and (ii) the obligation of the Company to make an advance payment of Expenses to Indemnitee pursuant to Section 2(a) (an "Expense Advance") shall be subject to the condition that, if, when and to the extent that a court of competent jurisdiction determines that Indemnitee should not be permitted to be so indemnified under applicable law, Indemnitee shall reimburse the Company in respect of all such amounts theretofore paid; and Indemnitee hereby agrees to reimburse the Company for all such amounts.

d.	Reserved.

e.
Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 8 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation referred to in Section (1)(a) hereof or in the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

2.	Expenses; Indemnification Procedure.

a.
Advancement of Expenses. Subject to applicable law, the Company shall advance an amount  estimated by it to cover Indemnitee’s reasonable Expenses with respect to which Indemnitee is entitled to be indemnified under section 1 (a) above due to an Indemnifiable Event. The advances to be made hereunder shall be paid by the Company to Indemnitee as soon as practicable, but in any event not later than thirty (30) days following Indemnitee’s written demand to the Company. However, if the actual expenses shall be lower than the amount advanced by the Company, the Indemnitee shall return to the Company all sums overpaid.

b.
Notice; Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee's right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which Indemnification will or could be sought under this Agreement, provided, however, that any failure to provide such notice shall not affect Indemnitee's rights to indemnification hereunder unless and to the extent such failure to provide notice materially and adversely prejudices the Company's right to defend against such action. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee), or if the Indemnitee is then the Chief Executive Officer of the Company, such notice shall be directed to the Chairman of the Company's Board of Directors, at the same address. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

c.
No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any Claim by judgement, order, settlement (whether with or without court approval) or conviction, or upon a plea of guilty, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

d.
Notice to Insurers. Without derogating from Section 1(a) above, if, at the time of the receipt by the Company of a notice of a claim pursuant to Section 2(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.

e.
Selection of Counsel. In the event the Company shall be obligated hereunder to pay the Expenses of any Claim, the Company shall be entitled to assume the defense of such Claim with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such written confirmation and such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Claim; the Company shall have the right to conduct such defense as it sees fit in its sole discretion, including the right to settle any claim against Indemnitee without the consent of the Indemnitee provided any such settlement includes (i) a complete release and discharge of Indemnitee; (ii) does not contain any admittance of wrongdoing by Indemnitee; and (iii) is monetary only.

3.	Additional Indemnification Rights; Nonexclusivity.

a.
Scope. In the event of any change after the date of this agreement of any applicable law, statute or rule which expands the right of a corporation of the Company's state of incorporation to indemnify an Office Holder, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a corporation of the Company's country or state of incorporation to indemnify an Office Holder  such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder except as set forth in Section 8(a) hereof.

b.
Nonexclusivity. The indemnification provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company's Memorandum and Articles of Association, as may from time to time be amended or replaced, any agreement, any vote of shareholders or disinterested directors, the laws of the Company's state of incorporation, or otherwise. The indemnification provided under this Agreement shall continue as to Indemnitee for any action Indemnitee took or did not take while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

4.
No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, payment made by a subsidiary of the Company or an affiliate, the Articles or Memorandum of Association or otherwise) of the amounts otherwise Indemnifiable hereunder (such amounts “Additional Payments”), except for the difference, if any, between the Additional Payments and the total Expenses incurred by Indemnitee in connection with such Claim. To the extent that the Indemnitee has received any Additional Payment, subsequent to receipt of Expenses from the Company in accordance with this Agreement, Indemnitee shall immediately and in any event no later than seven days subsequent to receipt of the Additional Payment, advise the Company of its receipt. For the avoidance of doubt, the Indemnitee shall reimburse the Company for all Expenses which, in accordance with this Section 4, the Company is not liable for, whether such Expenses were paid to Idemnitee prior or after receipt by Idemnitee of any Additional Payments.

5.
Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of the Expenses incurred in connection with any Claim, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

6.	Reserved.

7.
Exemption. To the maximum extent permitted by law, the Company hereby exempts and releases Indemnitee from any and all liability to the Company related to any breach by Indemnitee of his or her duty of care to the Company.

8.	Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

a.
Excluded Acts and Omissions. To indemnify or exempt Indemnitee from or against any liability arising out of (i) Indemnitee's breach of fiduciary duty to the Company, unless Indemnitee has acted or omitted to act in good faith and had reasonable grounds to believe such action would not harm the Company's interests, (ii) intentional or reckless breach by Indemnitee of his or her duty of care to the Company; (iii) an action taken with the intention to unduly profit therefrom; or (iv) any fine or penalty payment to propitiate an offense. or

b.
Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, except in specific cases if the Board of Directors has approved the initiation or bringing of such suit. or

c.
Claims Under Section 16(B). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the extent such Section shall apply to the Company, or any similar successor or Israeli statute.

9.	Reserved.

10.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

11.
Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect with respect to Claims relating to Indemnifiable Events regardless of whether Indemnitee continues to serve as an Office Holder of the Company or any other enterprise at the Company's request.

12.	Reserved.

13.
Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given and shall in any event be deemed to be given: (a) five (5) business days after deposit with the applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one day after the business day of delivery by facsimile transmission, if delivered by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed if to Indemnitee, at the Indemnitee's address as set forth beneath Indemnitee's signature to this Agreement and if to the Company at the address of its principal corporate offices or at such other address as such party may designate by ten days' advance written notice to the other party hereto.

14.
Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Israel for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the competent Courts of the Tel-Aviv District, which shall be the exclusive and only proper forum for adjudicating such a claim.

15.
Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable, to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

16.
Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Israel, as applied to contracts between Israeli residents, entered into and to be performed entirely within the State of Israel, without regard to the conflict of laws principles thereof or of any other jurisdiction.

17.
Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

18.
Amendment and Termination. No amendment or modification, of this Agreement shall be effective unless it is in writing signed by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. This Agreement shall terminate upon the lapse of the of eight (8) years from the termination, for whatever reason, of the Indemnitee’s service with the Company, as an Office Holder.

19.
Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

20.
No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ or otherwise in the service of the Company or any of its subsidiaries.

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first written above.

Alvarion Ltd.

By: _________________________________

AGREED TO AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

_____________________________________

Address: ____________________________
____________________________________
_____________________________________

Exhibit A

INDEMNIFIABLE EVENTS AND LIMIT AMOUNTS

The Limit Amount in the event of an Indemnifiable Event is US$50,000,000 for all directors and Office Holders in the aggregate. Solely for the avoidance of doubt, it is hereby clarified, that unless otherwise explicitly stated in this Exhibit, any reference below to a claim or demand made shall be deemed to include a claim or demand made by way of a deriviative action, and shall further be deemed to include any claim or demand made by any person acting in a capacity of a: (i) liquidator; (ii)  reciever; or (iii) trustee.

Indemnifiable Event
1.
Any claim or demand made by customers, suppliers, contractors or other third parties transacting any form of business with the Company, its subsidiaries or affiliates, in the ordinary course of their respective businesses, relating to the negotiations or performance of such transactions, representations or inducements provided in connection thereto or otherwise.

2.	Any claim or demand made in connection with any transaction not in the ordinary course of business of either the Company, its subsidiaries or affiliates or the party making such claim.
3.
Any claim or demand made, pertaining to the Company or its subsidiaries or affiliates, in connection with: (i) any Merger, Tender Offer, Forced Sale of Shares, Arrangement and Compromise, within the meaning of such terms under the Israeli Companies Law, 1999, as amended from time to time or as replaced by any successor legislation; or (ii) any reorganization, merger or consolidation of whatever kind or nature within the meaning of any law applicable to such claim or demand; (iii) the sale, lease, purchase, acquisition or any other form of disposition, of any assets,  business, securities,  companies or other corporate entities.

4.

Any claim or demand made by employees, consultants, agents or other individuals or entities employed by or providing services to the Company relating to compensation owed to them or damages or liabilities suffered by them in connection with such employment or service.

5.
Any claim or demand made under any securities laws or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to such laws, or related to inadequate or improper disclosure of information to stockholders, or prospective stockholders, or related to the purchase, holding or disposition of securities of the Company or any other investment activity involving or effected by such securities.

6.	Any claim or demand made for actual or alleged infringement, misappropriation or misuse of any third party's intellectual property rights by the Company, its subsidiaries or affiliates.
7.	Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company, its subsidiaries or affiliates.
8.
Any claim or demand made by any third party suffering any personal injury or damage to business or personal property through any act or omission attributed to the Company, its subsidiaries or affiliates, or their respective employees, agents or other persons acting or allegedly acting on their behalf.

9.
Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or any subsidiary or affiliate thereof, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any foreign, federal, state, county, local, municipal or city taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, sales, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.

10.	Any claim or demand made by purchasers, holders, lessors or other users of products of the Company, or individuals treated with such products, for damages or losses related to such use or treatment.
11.
Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its subsidiaries, or any of their respective businesses or operations.